Exhibit 99.1

Press Release	Source: Home Solutions of America, Inc.

Home Solutions of America Signs Letter of Intent to Acquire Home Warranty Business
Tuesday April 6, 9:02 am ET

Accretive Acquisition Candidate Generates $1.7 Million in EBITDA

HOUSTON, April 6 /PRNewswire-FirstCall/ -- Home Solutions of America, Inc. (Amex: HOM - News), a niche provider of specialty residential services, announced today it has signed a letter of intent to acquire a home warranty provider for $8.5 million, net of approximately $1.5 million in excess cash currently in the business. The acquisition candidate generates approximately $1.7 million in EBITDA and is experiencing 20% top line growth per year. This acquisition price reflects a 5.0x EBITDA multiple.

"Home warranties are quickly becoming a standard purchase for the American homeowner in both the home buying process as well as for on-going maintenance," said Frank Fradella, Chairman and CEO of Home Solutions. "With this acquisition, Home Solutions enters a marketplace that is experiencing strong top line growth from an increased number of home sales, greater penetration of home warranties included in the home sale and increased homeowner interest in home warranties for annual maintenance. Furthermore, there are compelling synergies as our existing business lines offer additional sales channels for the home warranty product. This acquisition, if it closes and receives regulatory approvals, is expected to be accretive to earnings in 2004."

Home Solutions is a niche provider of specialty residential services including Restoration Services and Specialty Interior Services. The Company has operations in the California, Texas and Florida markets and is rapidly growing its core business through both an internal and an acquisition strategy. For more information on Home Solutions, please see our website at www.HOMcorp.com .

Statements included in this update that are not historical in nature are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by Public Law 104-67. Forward-looking statements may be identified by words including "anticipate," "believe," "intends," "estimates," "expect," and similar expressions. The Company cautions readers that forward-looking statements including, without limitation, those relating to the Company's future business prospects are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to factors such as those relating to economic, governmental, technological, and other risks and factors identified from time to time in the Company's reports filed with the SEC.

     HOME SOLUTIONS OF AMERICA, INC
     CONTACT: Cormac Glynn, CEOcast, Inc.
     PHONE: 212-732-4300

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Source: Home Solutions of America, Inc.